UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2008

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

For purposes hereof, the Registrant means AmerisourceBergen Corporation.

On June 23, 2008, the seventh amendment (the “Seventh Amendment”) to the Registrant’s $500 million accounts receivables securitization facility became effective. The securitization facility was originally entered into as of July 10, 2003 among Amerisource Receivables Financial Corporation, as seller, AmerisourceBergen Drug Corporation, as the initial servicer, various financial institutions, as purchasers, and Wachovia Bank, National Association (“Wachovia”), and has been subsequently amended.

The Seventh Amendment increases the base size of the securitization facility from $500 million to $975 million and adds four new purchaser groups to the facility. The securitization facility retains an accordion feature, which permits the commitment to increase by an additional $250 million to $1,225 million for seasonal needs. The Seventh Amendment also provides for the installation of Bank of America, National Association, as the new administrator of the securitization facility, and the resignation of Wachovia, as administrator. The average cost of the securitization facility increased in connection with the increase in commitments under the Seventh Amendment. A copy of the Seventh Amendment is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Assignment, Assumption and Seventh Amendment to Receivables Purchase Agreement, dated as of June 23, 2008, among Amerisource Receivables Financial Corporation, AmerisourceBergen Drug Corporation, as the initial servicer, the original purchaser groups, the new purchaser groups, Wachovia Bank, National Association, as exiting administrator, and Bank of America, as new administrator.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: June 24, 2008	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Executive Vice President and Chief Financial Officer